Wegener Corporation and Subsidiary

EXHIBIT 10.8

Description of Executive Compensation

For the fiscal year ended August 29, 2008 compensation paid to the executive officers consisted of their individual salaries, a bonus paid equally to all employees in December 2007, and Company matching 401K contributions. These amounts were as follows:

Name and Position	Salary	Bonus	401k Contribution	Total

Robert A. Placek Chairman of the Board, President and Chief Executive Officer; Director	$179,078	$500	$10,250	$189,828

C. Troy Woodbury, Jr. Treasurer and Chief Financial Officer; Director	$140,997	$500	$10,250	$151,747

Ned L. Mountain President and Chief Operation Officer of WCI; Director	$147,693	$500	$10,250	$158,443

Current annual base salaries in effect for the above executive officers are as follows: Robert A. Placek- $179,078; C. Troy Woodbury, Jr.- $143,924; and Ned L. Mountain - $150,000.